INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Center Bancorp Inc.:


We consent to the incorporation by reference in the Registration Statement No. 33-72176 on Form S-8 and Registration Statement No. 33-72178 of Form S-3 of Center Bancorp Inc. of our report dated January 27, 1999, relating to the consolidated statements of condition of Center Bancorp Inc. as of December 31, 1998 and 1997 and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998, which report is incorporated by reference in the December 31, 1998 Annual Report on Form 10-K of Center Bancorp Inc.


                                              KPMG LLP



Short Hills, New Jersey
March 29, 1999